Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER
FISCAL 2025 RESULTS
HILLIARD, Ohio – (August 8, 2024) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal first quarter ended June 30, 2024.
First Quarter Fiscal 2025 Results
•Net sales increased 4.8% to $815.3 million
•Net income decreased 6.7% to $162.3 million
•Net income per diluted share decreased 5.5% to $2.06
•Adjusted EBITDA (Non-GAAP) decreased 2.1% to $275.5 million
•Adjusted Earnings per share (Non-GAAP) of $2.06 was flat

Scott Barbour, President and Chief Executive Officer of ADS commented, "We are pleased with the fiscal first quarter results, which were right in line with the plan. Revenue growth was led by an 8% increase in Allied product sales and a 6% increase in sales from the Infiltrator business. Revenue in the domestic construction markets increased 6% overall, driven by volume growth in the non-residential, residential and infrastructure end markets at both ADS and Infiltrator. Infrastructure revenue remains a bright spot for the Company as we see the tailwind from the IIJA and ADS’ products gain market share in the segment. "

"This volume growth and increased sales mix from Infiltrator and Allied products helped drive an Adjusted EBITDA margin of 33.8%, one of the highest quarterly margins in Company history. Our strong profitability this quarter is a testament to the resiliency of our business model, in part due to better fixed cost absorption, but also supported by the investments we have made across the Company to increase safety, capacity, productivity and efficiency. We will continue to invest in these strategic priorities, as well as customer service initiatives and strategic inventory, to further strengthen ADS’ competitive advantages."

Barbour concluded, "Success will continue to be driven by the secular growth trends underpinning ADS’ position as a pure-play water company. In July, we reaffirmed our commitment to providing sustainable water management solutions that safeguard the environment and build resiliency in communities with the release of our Fiscal 2024 Sustainability Report. In addition, we recently started to move into the world-class Engineering and Technology Center near ADS’ corporate headquarters in Hilliard, OH. ADS’ leadership position and scale support the advancement of the industry through highly engineered solutions that will help protect the world’s most precious resource, water, for generations to come."

First Quarter Fiscal 2025 Results
Net sales increased $37.3 million, or 4.8%, to $815.3 million, as compared to $778.0 million in the prior year quarter. Domestic pipe sales increased $10.6 million, or 2.5%, to $431.4 million. Domestic allied products & other sales increased $13.9 million, or 7.6%, to $196.0 million. Infiltrator sales increased $7.3 million, or 5.9%, to $130.2 million. The overall increase in domestic net sales was primarily driven by demand in the U.S. construction end markets. International sales increased $5.5 million, or 10.4%, to $57.7 million.
Gross profit increased $1.0 million, or 0.3%, to $332.5 million as compared to $331.5 million in the prior year. The increase in gross profit is primarily due to favorable demand as well as stronger sales mix, as Infiltrator and Allied product sales increased more than Pipe sales. This favorability was partially offset by unfavorable pricing, material cost and transportation costs.

Selling, general and administrative expense increased $7.5 million, or 8.7% to $94.1 million, as compared to $86.5 million. This increase is primarily due to higher commissions from the increase in volume, as well as continued investments in talent to support strategic areas such as engineering and product development. As a percentage of sales, selling, general and administrative expense was largely flat at 11.5% as compared to 11.1% in the prior year.

Net income per diluted share decreased $0.12, or 5.5%, to $2.06, as compared to $2.18 per share in the prior year quarter, primarily due to the factors mentioned above and partially offset by an $0.14 gain from the sale of a non-core asset last year.

Adjusted EBITDA (Non-GAAP) decreased $5.8 million, or 2.1%, to $275.5 million, as compared to $281.3 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 33.8% as compared to 36.2% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Balance Sheet and Liquidity
Net cash provided by operating activities was $183.4 million, as compared to $244.0 million in the prior year. Free cash flow (Non-GAAP) was $125.7 million, as compared to $201.9 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $829.3 million as of June 30, 2024, a decrease of $31.6 million from March 31, 2024.
ADS had total liquidity of $1,131.2 million, comprised of cash of $541.6 million as of June 30, 2024 and $589.6 million of availability under committed credit facilities. As of June 30, 2024, the Company’s trailing-twelve-month leverage ratio was 0.9 times Adjusted EBITDA.
In the three months ended June 30, 2024, the Company repurchased 0.3 million shares of its common stock for a total cost of $49.2 million. As of June 30, 2024, approximately $167.6 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2025 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company confirmed its financial targets for fiscal 2025. Net sales are now expected to be in the range of $2.925 billion to $3.025 billion. Adjusted EBITDA is expected to be in the range of $940 million to $980 million. Capital expenditures are expected to be in the range of $250 million to $300 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I4578635
https://registrations.events/direct/Q4I4578635 using Conference ID: 45786. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2024	2023
Net sales	$815,336	$778,046
Cost of goods sold	482,882	446,586
Gross profit	332,454	331,460
Operating expenses:
Selling, general and administrative	94,052	86,511
Loss (gain) on disposal of assets and costs from exit and disposal activities	292	(13,304)
Intangible amortization	11,895	12,802
Income from operations	226,215	245,451
Other expense:
Interest expense	22,824	21,712
Interest income and other, net	(7,116)	(3,549)
Income before income taxes	210,507	227,288
Income tax expense	49,886	55,058
Equity in net income of unconsolidated affiliates	(1,701)	(1,675)
Net income	162,322	173,905
Less: net income attributable to noncontrolling interest	920	253
Net income attributable to ADS	$161,402	$173,652

Weighted average common shares outstanding:
Basic	77,540	78,908
Diluted	78,282	79,634
Net income per share:
Basic	$2.08	$2.20
Diluted	$2.06	$2.18
Cash dividends declared per share	$0.16	$0.14

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	June 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash	$541,637	$490,163
Receivables, net	369,256	323,576
Inventories	487,833	464,200
Other current assets	25,574	22,028
Total current assets	1,424,300	1,299,967
Property, plant and equipment, net	927,668	876,351
Other assets:
Goodwill	617,048	617,183
Intangible assets, net	340,747	352,652
Other assets	137,775	122,760
Total assets	$3,447,538	$3,268,913
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$11,486	$11,870
Current maturities of finance lease obligations	22,642	18,015
Accounts payable	264,828	254,401
Other accrued liabilities	148,263	154,260
Accrued income taxes	45,708	1,076
Total current liabilities	492,927	439,622
Long-term debt obligations, net	1,257,320	1,259,522
Long-term finance lease obligations	79,521	61,661
Deferred tax liabilities	155,763	156,705
Other liabilities	77,194	70,704
Total liabilities	2,062,725	1,988,214
Mezzanine equity:
Redeemable common stock	103,766	108,584
Total mezzanine equity	103,766	108,584
Stockholders’ equity:
Common stock	11,687	11,679
Paid-in capital	1,241,525	1,219,834
Common stock in treasury, at cost	(1,199,469)	(1,140,578)
Accumulated other comprehensive loss	(31,791)	(29,830)
Retained earnings	1,241,161	1,092,208
Total ADS stockholders’ equity	1,263,113	1,153,313
Noncontrolling interest in subsidiaries	17,934	18,802
Total stockholders’ equity	1,281,047	1,172,115
Total liabilities, mezzanine equity and stockholders’ equity	$3,447,538	$3,268,913

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2024	2023
Cash Flow from Operating Activities
Net income	$162,322	$173,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,098	37,240
Deferred income taxes	(942)	573
Gain on disposal of assets and costs from exit and disposal activities	292	(13,304)
Stock-based compensation	6,977	6,903
Amortization of deferred financing charges	511	511
Fair market value adjustments to derivatives	45	(36)
Equity in net income of unconsolidated affiliates	(1,701)	(1,675)
Other operating activities	(3,754)	501
Changes in working capital:
Receivables	(46,991)	(33,406)
Inventories	(25,025)	30,860
Prepaid expenses and other current assets	(3,726)	(3,699)
Accounts payable, accrued expenses, and other liabilities	54,320	45,594
Net cash provided by operating activities	183,426	243,967
Cash Flows from Investing Activities
Capital expenditures	(57,715)	(42,078)
Proceeds from disposition of assets	—	19,979
Other investing activities	498	155
Net cash used in investing activities	(57,217)	(21,944)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,750)	(1,750)
Payments on Equipment Financing	(1,342)	(2,256)
Payments on finance lease obligations	(5,513)	(2,769)
Repurchase of common stock	(49,245)	(47,778)
Cash dividends paid	(12,428)	(11,084)
Proceeds from exercise of stock options	6,978	867
Payment of withholding taxes on vesting of restricted stock units	(10,558)	(8,742)
Other financing activities	(37)	—
Net cash used in financing activities	(73,895)	(73,512)
Effect of exchange rate changes on cash	(792)	465
Net change in cash	51,522	148,976
Cash and restricted cash at beginning of period	495,848	217,128
Cash and restricted cash at end of period	$547,370	$366,104

RECONCILIATION TO BALANCE SHEET
Cash	$541,637
Restricted cash	5,733
Total cash and restricted cash	$547,370

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	June 30, 2024			June 30, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$446,179	$(14,754)	$431,425	$428,572	$(7,759)	$420,813
Infiltrator	155,030	(24,812)	130,218	141,486	(18,578)	122,908
International
International - Pipe	43,927	(3,853)	40,074	37,178	(515)	36,663
International - Allied Products & Other	17,679	(48)	17,631	15,598	(12)	15,586
Total International	61,606	(3,901)	57,705	52,776	(527)	52,249
Allied Products & Other	200,573	(4,585)	195,988	183,445	(1,369)	182,076
Intersegment Eliminations	(48,052)	48,052	—	(28,233)	28,233	—
Total Consolidated	$815,336	$—	$815,336	$778,046	$—	$778,046
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended June 30,
(Amounts in thousands)	2024	2023
Segment Adjusted Gross Profit
Pipe	$142,237	$160,649
Infiltrator	86,415	74,264
International	19,663	16,029
Allied Products & Other	113,867	106,185
Intersegment Elimination	(1,175)	(2,055)
Total Segment Adjusted Gross Profit	361,007	355,072
Depreciation and amortization	27,212	22,799
Stock-based compensation expense	1,341	813
Total Gross Profit	$332,454	$331,460
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
(Amounts in thousands)	2024	2023
Net income	$162,322	$173,905
Depreciation and amortization	41,098	37,240
Interest expense	22,824	21,712
Income tax expense	49,886	55,058
EBITDA	276,130	287,915
Loss (gain) on disposal of assets and costs from exit and disposal activities	292	(13,304)
Stock-based compensation expense	6,977	6,903
Transaction costs	10	1,972
Interest income	(6,565)	(3,489)
Other adjustments(a)	(1,346)	1,316
Adjusted EBITDA	$275,498	$281,313
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2024	2023
Net cash flow from operating activities	$183,426	$243,967
Capital expenditures	(57,715)	(42,078)
Free cash flow	$125,711	$201,889

Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table diluted presents earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended June 30,
	2024	2023
Diluted Earnings Per Share	$2.06	$2.18
Loss (gain) on disposal of assets and costs from exit and disposal activities	—	(0.17)
Transaction costs	—	0.02
Income tax impact of adjustments (a)	—	0.03
Adjusted Earnings per Share	$2.06	$2.06

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.